SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    February 5, 2003

NEW FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29811	33-0404910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (408) 919-1500

(Former name or former address, if changed since last report)

Item 5.    Other Events

On February 5, 2003, New Focus announced that it recently determined that it had overstated deferred stock compensation expenses for prior quarters ended March 31, 2002, June 30, 2002 and September 29, 2002. These overstatements related to the accounting for non-cash deferred stock compensation expenses associated with terminated employees. Compared to the previously reported deferred stock compensation expenses, the adjusted deferred stock compensation expenses were lower by approximately $2.5 million in the first quarter of 2002, $3.1 million in the second quarter of 2002 and $1.0 million in the third quarter of 2002. Relative to previously reported results, the adjusted GAAP net income for the second quarter of 2002 increased and the adjusted GAAP net losses for the first and third quarters of 2002 decreased due to the lower deferred stock compensation expenses. The Company also determined that its deferred stock compensation expenses for the fiscal years ended 2000 and 2001 were overstated but by amounts that were immaterial to the financial results for those periods.

A summary of the adjustments to the quarterly financial results for the first, second and third quarters of 2002 is attached hereto as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits

(c)    Exhibits

Exhibit	Description
99.1	Net Loss and Earnings Per Share Revision to Quarterly Financial Results for Deferred Stock Compensation Adjustment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FOCUS, INC.

/s/ WILLIAM L. POTTS, JR.
William L. Potts, Jr. Chief Financial Officer and Secretary Date: February 6, 2003